Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact: Jennifer Strasburg Weber Shandwick 415.248.3436 jstrasburg@webershandwick.com	Investor Contact: Maria Butler-Hadas Peet’s Coffee & Tea, Inc. 510.594.2100 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS FOURTH QUARTER
AND FULL-YEAR 2005 RESULTS

EMERYVILLE, Calif. - February 16, 2006 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its fourth quarter and annual results for the periods ended January 1, 2006, which included 13 weeks and 52 weeks, respectively. The fiscal fourth quarter and fiscal year periods ended January 2, 2005, included 14 weeks and 53 weeks, respectively.

Highlights for the year included:

•	Sales growth for the year of 22.5 percent, on a 52 week to 52 week basis;

•	Full year diluted earnings per share of 74 cents, in line with previous guidance;

•	The opening of 7 new retail locations during the quarter, which brought the full year total to 20.

For the 13 weeks ended January 1, 2006, net revenues increased 12.3 percent to $50.6 million from $45.1 million for the corresponding 14-week period of fiscal 2004. Net revenues increased 19.3 percent when calculated on a comparative 13-week basis for both fiscal 2005 and 2004.

Net earnings for the 13 weeks ended January 1, 2006, increased 7.8 percent to $3.4 million, or $0.24 per diluted share. This compares to net earnings of $3.2 million or $0.23 per diluted share for the corresponding 14-week period of fiscal 2004.

For the 52-week fiscal year ended January 1, 2006, net revenues increased 20.3 percent to $175.2 million from $145.7 million for the 53-week fiscal 2004. Net revenues increased 22.5 percent when calculated on a comparative 52-week basis for both fiscal 2005 and 2004.

Net earnings for the 52 weeks ended January 1, 2006, increased 21.7 percent to $10.7 million, or $0.74 per diluted share. This compares to net earnings of $8.8 million or $0.63 per diluted share for the corresponding 14-week period of fiscal 2004.

 “Our results for 2005 were right on track with our stated goals at the start of the year, with sales growth of 22.5 percent, a bit higher than expected, and both earnings per share and operating income right on target,” said Patrick O’Dea, president and chief executive officer of Peet’s Coffee & Tea, Inc. “Most important, we believe we’ve achieved these results while continuing to invest in the people and initiatives necessary to remain a sustainable high growth, high performance company. In 2006, we look forward to building a new roasting facility, which we plan to have up and running in early 2007, that will enable us to meet the demands of our business in the western U.S. for the foreseeable future.”

Consolidated Financial and Operating Summary

Retail revenues increased 10.1 percent to $33.5 million for the 13 weeks ended January 1, 2006, from $30.4 million for the corresponding 14 week period of fiscal 2004. Excluding the impact of the extra week in 2004, retail revenues increased 17.6 percent. The increase was primarily attributable to the opening of 20 new retail stores in the last 12 months and growth in our existing stores.

Specialty revenues increased 17.0 percent to $17.2 million for the 13 weeks ended January 1, 2006, compared to $14.7 million for the corresponding 14 week period of fiscal 2004. Excluding the impact of the extra week in 2004, total specialty revenues increased 22.7 percent.

Cost of sales and related occupancy costs increased to 47.0 percent of total net revenues for the 13 weeks ended January 1, 2006, compared to 46.2 percent for the corresponding 14-week period of fiscal 2004. This increase was driven by higher production costs including green coffee, natural gas, packaging and labor, offset by the lease accounting adjustment last year, which accounted for 1.7 percentage points decline in margin last year.

Operating expenses as a percentage of net revenues increased to 32.3 percent for the 13 weeks ended January 1, 2006, from 31.7 percent for the corresponding 14-week period of fiscal 2004, primarily due to the increase in costs from the 20 new stores opened during the year. This was partially offset by improvements in specialty and existing stores, primarily due to leverage gained on payroll related expenses distributed over an expanded revenue base.

Depreciation and amortization expenses increased to $1.9 million for the 13 weeks ended January 1, 2006, compared to $1.6 million for the corresponding period of fiscal 2004. The increase was primarily due to the opening of 20 new retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses was 3.8 percent for the 13 weeks ended January 1, 2006, compared to 3.6 percent for the corresponding 14-week period of fiscal 2004.

General and administrative expenses decreased to $2.3 million for the 13 weeks ended January 1, 2006, compared to $2.5 million for the 14-week corresponding period of fiscal 2004, primarily due to 2005 having one less week in the quarter and lower year-end Sarbanes-Oxley expenditures in 2005. As a percentage of total net revenues, general and administrative expenses decreased to 4.6 percent for the 13 weeks ended January 1, 2006, from 5.6 percent for the corresponding period of fiscal 2004.

The effective income tax rate for the 13 weeks ended January 1, 2006 was 37.4 percent compared to 34.9 percent for the corresponding period of 2004. The 2005 full year effective tax rate was 38.8 percent, compared to 37.5 percent for the full year 2004. The higher effective tax rate was primarily due to less opportunity to utilize prior year carry-forwards than in 2004.

The company ended 2005 with cash and cash equivalents plus investments of $70.0 million, compared to $63.4 million at year end 2004.

Fiscal 2006 Targets

Looking ahead, Peet’s provided current fiscal 2006 targets:

•	The company expects to open approximately 23 to 28 new stores in fiscal 2006;

•	Peet’s is targeting total net revenue growth of 20 to 23 percent;

•
Peet’s is targeting earnings per diluted share of $0.80 to $0.83 for fiscal 2006, excluding the impact from the expensing of stock based-compensation; the impact of expensing stock based compensation in 2006 is expected to lower earnings per share by $0.18 to $0.20;

•	The effective tax rate is targeted to be approximately 39 percent;

•
Capital expenditures are expected to be in the range of $18 million in fiscal 2006, excluding the purchase of the new roasting facility. The company is expecting to complete the purchase of the new plant in late 2006 or early 2007 for a total price of approximately $24 million.

Peet’s Coffee & Tea, Inc. Q4 and 2005 Year-End Conference Call
Peet’s will report its fourth quarter and 2005 year-end earnings via conference call on Thursday, February 16, 2006. The teleconference call will begin at 2 p.m. PT/5 p.m. ET and can be accessed by calling 1-877-502-9272 and using access code 7638104. The call will be simultaneously Webcast on Peet’s Web site at www.peets.com.

A replay of the teleconference will be available at 5 p.m. PT/8 p.m. ET through midnight ET on February 21, 2006 at 1-888-203-1112 or 719-457-0820, using access code 7638104. It will also be archived at http://investor.peets.com/medialist.cfm through February 16, 2007.

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include statements relating to 2006 revenue, earnings estimates, retail store growth, effective tax rate projection, and capital expenditures. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 2, 2005.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	13 weeks	14 weeks	52 weeks	53 weeks
	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005

Retail stores	$33,453	$30,381	$118,030	$100,444
Specialty sales	17,180	14,689	57,168	45,239
Net revenue	50,633	45,070	175,198	145,683

Operating expenses:
Cost of sales and related occupancy expenses	23,806	20,834	80,374	67,189
Operating expenses	16,329	14,270	59,060	48,530
Marketing and advertising expenses	1,333	1,162	4,008	3,775
Depreciation and amortization expenses	1,934	1,628	7,299	5,794
General and administrative expenses	2,325	2,538	8,757	7,262

Total operating costs and expenses	45,727	40,432	159,498	132,550

Income from operations	4,906	4,638	15,700	13,133

Interest income, net	593	267	1,769	922

Income before income taxes	5,499	4,905	17,469	14,055

Income tax provision	2,059	1,713	6,782	5,270

Net income	$3,440	$3,192	$10,687	$8,785

Net income per share:
Basic	$0.25	$0.24	$0.77	$0.66
Diluted	$0.24	$0.23	$0.74	$0.63

Shares used in calculation of net income per share:
Basic	13,944	13,415	13,801	13,308
Diluted	14,601	14,110	14,469	13,951

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	January 1,	January 2,
	2006	2005

ASSETS

Current assets
Cash and cash equivalents	$20,623	$11,356
Short-term marketable securities	32,453	-
Accounts receivable, net	5,152	4,136
Inventories	16,148	12,614
Deferred income taxes	1,514	1,403
Prepaid expenses and other	3,372	2,280
Total current assets	79,262	31,789

Long-term marketable securities	16,890	52,057
Property and equipment, net	46,313	40,588
Intangible and other assets, net	5,434	3,455

Total assets	$147,899	$127,889

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,523	$5,710
Accrued compensation and benefits	5,563	4,266
Deferred revenue	3,415	2,394
Other accrued liabilities	3,030	3,372
Total current liabilities	17,531	15,742

Deferred income taxes	1,759	838
Deferred lease credits and other long-term liabilities	2,537	2,182
Total liabilities	21,827	18,762

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,902,000 and 13,500,000 shares	99,273	93,091
Accumulated other comprehensive loss, net of tax	(76)	(152)
Retained earnings	26,875	16,188

Total shareholders' equity	126,072	109,127

Total liabilities and shareholders' equity	$147,899	$127,889